Exhibit 23.3

We hereby consent to the reference to SymphonyIRI Group, Inc. and to the use of market data compiled by SymphonyIRI Group, Inc. referenced in the Registration Statement of The WhiteWave Foods Company on Form S-1 under the following captions: “Prospectus summary” and “Business.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SYMPHONYIRI GROUP, INC.

By:	/s/ Alison Harkins
Name:	Alison Harkins
Title:	Vice President, Corporate Counsel

Date: May 30, 2013